Exhibit 14

Iron Horse Acquisitions Corp. II

CODE OF BUSINESS CONDUCT AND ETHICS

1. Introduction

1.1 The Board of Directors of Iron Horse Acquisitions Corp. II (the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 All directors, officers, strategic advisors, consultants and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10 (Reporting and Enforcement),

2. Honest and Ethical Conduct

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer, strategic advisor, consultant and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s suppliers, service providers, partners, competitors (i.e., other special purpose acquisition companies), employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, consultant, strategic advisor, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, consultant, strategic advisor, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, directors, officers, strategic advisors, consultants or employees or their family members are (a) of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances, and (b) are, as a result, expressly prohibited. For the avoidance of doubt, our directors, officers, strategic advisors, consultants or employees or their affiliates may (but are not obligated to) make loans to the Company in order to assist the Company in meeting its working capital needs following the consummation of its initial public offering, as further described in the registration statement with respect to the Company’s initial public offering, and this Section 3 shall not prohibit such loans.

3.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section  3.4.

3.4 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, the Audit Committee of the Board of Directors (the “Audit Committee”).

Prior to the time of the Company’s initial business combination, directors, officers, strategic advisors, consultants and employees must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee. Following the Company’s initial business combination, the Board of Directors shall endeavor to update this Code in light of the Company’s newfound status as an operating company.

4. Compliance

4.1 Directors, officers, strategic advisors, consultants and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. For the avoidance of doubt, prior to the time of the Company’s initial business combination, the only cities, states or countries that the Company is expected to operate in are Los Angeles, California and Toluca Lake, California, in the United States.

4.2 Although not all directors, officers, strategic advisors, consultants and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Executive Officer.

4.3 No director, officer, strategic advisor, consultant or employee may purchase or sell any Company securities (which for the avoidance of doubt shall include all units, warrants and shares of the Company) while in possession of material nonpublic information regarding the Company, nor may any director, officer, strategic advisor, consultant or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer, strategic advisor, consultant and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer, strategic advisor, consultant and employee must cooperate fully with the Audit Committee, the Company’s Chief Financial Officer and the Company’s independent public accountants and counsel.

5.3 Each director, officer, strategic advisor, consultant and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets

6.1 All directors, officers, strategic advisors, consultants and employees should protect the Company’s assets (which for the avoidance of doubt shall include all aspects of the Company’s proprietary pipeline and network of prospective target companies for an initial business combination) and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s reputation and financial stability and are prohibited.

6.2 All Company assets should be used only for legitimate business purposes, though incidental personal use is permitted. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes (a) intellectual property such as trade secrets, patents, trademarks, and copyrights, (b) business and marketing plans, engineering and manufacturing ideas, designs, databases and records, (c) any nonpublic financial data or reports, and (d) all aspects of the Company’s proprietary pipeline and network of prospective target companies for an initial business combination. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7. Corporate Opportunities

All directors, officers, strategic advisors, consultants and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers, strategic advisors, consultants and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers, strategic advisors, consultants and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In furtherance of this Section 7, all officers and directors of the Company agree to present to the Company all target business opportunities that have a fair market value of at least 80% of the assets held in the Company’s trust account, subject to any fiduciary or contractual obligations they may have.

8. Confidentiality

Directors, officers, strategic advisors, consultants and employees should maintain the confidentiality of information entrusted to them by the Company or by its suppliers, service providers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors (i.e., other special purpose acquisition companies) or harmful to the Company or its suppliers, service providers or partners if disclosed.

9. Fair Dealing

Each director, officer and employee must deal fairly with the Company’s customers, suppliers, service providers, partners, competitors (i.e., other special purpose acquisition companies), employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10. Reporting and Enforcement

10.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors, officers, strategic advisors, consultants or employees must be reported to the Audit Committee.

(b) After receiving a report of an alleged prohibited action, the Audit Committee must promptly take (or cause its representatives to take) all appropriate actions necessary to investigate.

(c) All directors, officers, strategic advisors, consultants and employees are expected to cooperate in any internal or external investigation of misconduct.

10.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director, officer, strategic advisor, consultant or employee, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3 Waivers.

(a) The Board of Directors may, in its discretion, waive any violation of this Code.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC and New York Stock Exchange rules.

10.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

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